Exhibit 99.1

SETH LEVY JOINS LUMBER LIQUIDATORS AS CHIEF INFORMATION OFFICER

TOANO, Va., March 16, 2009 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced that Seth Levy has joined the Company as Senior Vice President, Information Technology and Chief Information Officer. Mr. Levy will oversee all technology functions for the Company and will report directly to Jeffrey W. Griffiths, President and Chief Executive Officer.

Mr. Griffiths commented, “We are pleased to have an accomplished IT executive such as Seth join our management team. Seth has a proven track record of innovation and execution, helping companies make the most of technology systems to support and grow their businesses efficiently. We expect that his management and leadership skills, as well as his expertise in the retail sector, will be valuable in helping our Company to realize additional operational efficiencies and further improve our execution as we aim to grow our store base and expand our market share.”

Mr. Levy has more than 25 years of IT management experience, serving in numerous information technology positions with retail and e-commerce companies. Most recently, Mr. Levy served as Executive Vice President, Chief Information Officer of Movie Gallery/Hollywood Entertainment. Prior to that, Mr. Levy was Senior Vice President, Chief Information Officer of Electronics Boutique where he had several roles of increasing responsibility over his eight year tenure. Mr. Levy began his career at May Department Stores, where he held a variety of positions over a period of 17 years.

Mr. Levy holds a Bachelor of Arts degree from the University of California, San Diego.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 155 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

For further information contact:

Lumber Liquidators, Inc.	FD
Daniel Terrell	Leigh Parrish/Caren Villarreal
Tel: 757.566.7512	Tel. 212.850.5600